FIRST AMENDMENT
                     DISNEY SALARIED RETIREMENT PLAN


          WHEREAS, The Walt Disney Company ("Company") maintains the Disney Salaried Retirement Plan, as amended and restated effective January 1, 1988 (the "Plan"); and

          WHEREAS, Article 11 of the Plan authorizes the Committee under the Plan to make certain Plan amendments, and this First Amendment may be made by the Committee in accordance with such authorization; and

          WHEREAS, the Committee adopted an amendment to the Plan at its meeting held on September 7, 1995; and

          WHEREAS, the Committee authorized the officers of the Company, and each of them, to take any and all actions deemed necessary to effectuate the intent of said Plan amendment and one of said acts is the drafting and execution of a formal plan amendment pursuant to said intent.

          NOW, THEREFORE, effective as of September 7, 1995 the Plan is hereby amended as follows:

          1.  Section 11.01 is amended in its entirety to read as follows:

              11.01   Amendment of Plan

              The Company, acting through the Board of Directors reserves the right at any time and from time to time, and retroactively if deemed necessary or appropriate, to amend in whole or in part any or all of the provisions of the Plan. Effective as of November 21, 1994, the Committee may also amend the Plan provided that any amendment adopted by the Committee may not have an impact on the Company's annual expense of more than five million dollars, except that such five million dollar limitation shall not apply to amendments necessary to comply with laws or regulations. However, no amendment shall make it possible for any part of the funds of the Plan to be used for, or diverted to, purposes other than for the exclusive benefit of persons entitled to benefits under the Plan before the satisfaction of all liabilities with respect to them. No amendment shall be made which has the effect of decreasing the Accrued Pension of any Participant or of reducing the nonforfeitable percentage of the Accrued Pension of a Participant below the nonforfeitable percentage computed under the Plan as in effect on the date on which the amendment is adopted or, if later, the date on which the amendment becomes effective. In addition, if the Plan is amended to change the vesting requirements, any Participant with at least three Years of Vesting Service may elect to have his vested percentage computed under the Plan without regard to the amendment. Any action required or permitted to be taken by the Board of Directors or the Committee at a meeting held either in person or by telephone or other electronic means, or by unanimous written consent, in lieu of a meeting.